UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 28, 2008

PriceSmart, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-22793	33-0628530
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9740 Scranton Road, San Diego, CA 92121

(Address of Principal Executive Offices, including Zip Code)

Registrant’s telephone number, including area code: (858) 404-8800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2)(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On July 28, 2008, a group comprised of PriceSmart, Inc.’s (the “Company”) Chairman and Chief Executive Officer Robert Price, President Jose Luis Laparte, Executive Vice President—Real Estate and Development and Director Jack McGrory, Directors Murray Galinson and Keene Wolcott and significant stockholder Sol Price and their respective affiliates, including Price Charities and The Price Group LLC (“TPG”), filed an amendment to the group’s Schedule 13D reporting that the group beneficially owns less than 50% of the Company’s outstanding shares of common stock. The change in the group’s beneficial ownership results from the distribution by TPG of 974,314 shares of the Company’s common stock to one of TPG’s members upon the redemption all of that member’s interests. The former member is not an officer or director of the Company and is not affiliated with the Company or any of its affiliates, including Sol Price and Robert Price and their related entities.

As a result, the Company will no longer be considered a “controlled company” for purposes of the Nasdaq Global Market’s listing standards. Under the Nasdaq standards, a “controlled company” is a company of which more than 50% of the voting power is held by an individual, a group or another company. The Company’s Board of Directors previously determined that Company was a “controlled company” because of the group’s beneficial ownership of approximately 51.0% of the Company’s common stock as of January 8, 2008. As a “controlled company,” the Company was exempt from certain Nasdaq listing standards. Specifically, the Company was not required to have: 1) a board of directors comprised of a majority of independent directors; 2) a compensation committee comprised of independent directors; or 3) director nominees selected, or recommended for selection by the board of directors, by a majority of the independent directors or a nominating committee comprised of independent directors. The Company already has a compensation committee comprised entirely of independent directors and intends to comply with newly applicable requirements within the one-year transition period prescribed by the Nasdaq standards.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 28, 2008	PRICESMART, INC.

	By:	/s/ ROBERT M. GANS
Robert M. Gans Executive Vice President, General Counsel and Secretary